UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. __)

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Lions Gate Entertainment Corp.

(Name of Registrant as Specified In Its Charter)

Carl C. Icahn

Brett Icahn

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP

Icahn Fund S.à r.l.

Daazi Holding B.V.

7508921 Canada Inc.

High River Limited Partnership

Hopper Investments LLC

Barberry Corp.

Icahn Onshore LP

Icahn Offshore LP

Icahn Capital LP

IPH GP LLC

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.

Beckton Corp.

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On April 26, 2010, Carl C. Icahn issued a press release. It is attached hereto as Exhibit 1 and is incorporated herein.

ON APRIL 20, 2010, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION BY CARL C. ICAHN, BRETT ICAHN, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, ICAHN FUND S.À R.L., DAAZI HOLDING B.V., 7508921 CANADA INC., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, ICAHN CAPITAL LP, IPH GP LLC, ICAHN ENTERPRISES HOLDINGS L.P., ICAHN ENTERPRISES G.P. INC. AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. AT ITS SPECIAL MEETING OF SHAREHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS THEREIN. THE DEFINITIVE PROXY STATEMENT WAS MAILED TO SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. AND IS AVAILABLE AT NO CHARGE AT WWW.DFKING.COM/LIONSGATE, AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT 1-800-290-6427.

EXHIBIT 1

FOR IMMEDIATE RELEASE

LEADING INDEPENDENT PROXY ADVISORY FIRM PROXY GOVERNANCE, INC. RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE POISON PILL ADOPTED BY LIONS GATE’S BOARD OF DIRECTORS

New York, New York, April 26, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn today announced that another leading independent proxy advisory firm – Proxy Governance, Inc. (PGI) – has recommended that shareholders of Lions Gate Entertainment Corp. vote “AGAINST” the Poison Pill adopted by Lions Gate’s board of directors.

In its report published on April 23, 2010, PGI stated that the Poison Pill “will have the immediate effect of disenfranchising all shareholders with respect to a previously-existing and properly constituted tender offer.” PGI also stated: “Because the board’s actions in implementing this reactionary rights plan raise some troubling concerns about its motivations and attention to shareholder rights, and because the board has not provided compelling evidence of a need for this plan which could not be met through ordinary channels – as, for instance, by not tendering into the offer – we do not believe shareholder support for the proposal is warranted.” 1

The PGI report additionally contained the following blistering indictment of the board’s actions in connection with the adoption of the Poison Pill:

By approving the plan shareholders would also indirectly ratify three particularly troublesome aspects of the board’s actions:

•

A growing specter of board entrenchment: Though the board has now agreed to let all shareholders vote in on the pill, one has to question why its first instinct was to specifically disenfranchise the one shareholder it already knew would vote against it. If the corkscrewed principle was intended to be that shareholders not be allowed to vote on any matter in which they have a direct interest, we see no evidence that the board has ever recused itself from voting in the election of directors, board indemnification, or compensation plans for directors. There is good precedent and strong rationale for excluding interested shareholders from voting on economic transactions in which they are interested parties; there is no coherent justification for cherry-picking the vote on a governance provision.

•

Disingenuous representation of the economic reality: In calculating that the average price target of 9 equity analysts exceeded the Icahn offer, the board included a number of small, lesser-known boutique shops –

[1]	Permission to use these quotes was neither sought nor obtained (emphasis added).

Wunderlich, Miller Tabak, Hudson Square – but inexplicably excluded large, well-established firms such as its own banker, JPMorgan – which issued a report calling the $6 offer “a premium valuation” and pointed out that “fundamentals [are] unlikely to support a competing bid.” Still more confusing is why the board used analyst targets as of March 22, more than a month after the Icahn bid was announced: presumably any analyst able to read a newspaper would have incorporated that tidbit into the valuation model, and boosted his or her outlook accordingly. In fact, none of the 9 analysts selected had valuations lower than the Icahn offer – and two of the more recognizable names, RBC and Thomas Weisel, set targets equal to the Icahn offer – strongly suggesting the valuations were increased by the fact of the offer, and may even have reflected speculation that a higher offer, not fundamental performance, was shareholder’s best hope. It is particularly difficult for individual shareholders, standing outside the corporation, to gauge intrinsic value. Analyst price targets are a useful substitute – but the meaningful benchmark would include the input of all analysts covering the stock, from the period immediately prior to (and thus unaffected by) the announcement of the offer. Cherry-picking the data raises more questions about the board’s rationale than it answers.

•

Emerging evidence of indifference to shareholder rights: If this rights plan is absolutely necessary to prevent an event of default – by keeping any shareholder from accumulating more than 20% of shares – we question the board’s judgment in letting the company go so long without it. More to the point, however, we question why the board allowed a change-in-control provision with such a low ownership threshold in the first place. If putting a poison pill to a shareholder vote every three years is evidence of good stewardship, establishing the same 20% ownership constraint in the debt instruments – where it has no termination date, shareholders can never vote on it, and negotiating an exception or amendment will likely require substantial fees, directly reducing overall shareholder value – must be what the opposite of good stewardship looks like. If the poison put is tripped, or the company does pay additional fees to renegotiate the change-in-control term, the root cause would always be the board’s inattention or indifference to unintended consequences, not the actions of any shareholder who tripped it. [2]

Carl C. Icahn reacted to PGI’s recommendation by commenting: “I am gratified to see that PGI agrees with our view that shareholders – free from impediments such as poison pills that serve merely as entrenchment devices – should have the right to decide for themselves whether they wish to sell their shares in our tender offer. Based on its report, it is clear that PGI conducted a thorough analysis of Lions Gate’s history and the various factors involved in the present situation. The fact that PGI concluded, and recommended, that Lions Gate shareholders should vote AGAINST the Poison Pill is excellent news for all shareholders.”

[2]	Permission to use these quotes was neither sought nor obtained (emphasis added).

As we have stated numerous times before, we believe the “voting” process mandated by Lions Gate’s board of directors for the upcoming special meeting of shareholders on May 4, 2010 is flawed in many respects. The Poison Pill as originally adopted by Lions Gate’s board was a blatant attempt at unfair gerrymandering because it provided that the votes attached to our shares would NOT be counted while the votes attached to shares held by those who are promoting the Pill (the executive officers and directors of Lions Gate – who have divergent interests in the outcome of the vote) WOULD be counted. Both the PGI report and last week’s report by the leading independent proxy advisory firm RiskMetrics Group correctly called the board out for this impropriety. In a last-ditch effort to salvage the Pill, the board on Friday announced certain amendments to the Pill. This changes nothing. RiskMetrics – whose policy Lions Gate called “misguided” after RiskMetrics dared to speak the truth about the iniquitous, nefarious and odious aspects of the Poison Pill – echoed on Friday our opinion that Lions Gate’s last minute, desperate amendments to the Pill were essentially meaningless, stating: “The plan is still not a “new generation” Canadian shareholder rights plan and does not warrant shareholder approval.”3

The Pill and the “voting” process are still gravely deficient and unfair. The board has intentionally structured the special meeting so as to maximize the likelihood that the views of the board will be imposed on those Lions Gate shareholders who would otherwise tender their shares in our offer. In particular, because the board fixed the record date for the special meeting as of March 23, 2010, there are many Lions Gate shareholders who acquired their shares after the record date who will not be eligible to vote their shares at the meeting. Accordingly, Lions Gate shareholders who, absent the Poison Pill, would otherwise be free to tender their shares in our offer, will be excluded from voting at the meeting. These shareholders will therefore have no voice in deciding whether the Pill remains in place – notwithstanding that the function of the Pill is to deprive them of the ability to tender their shares in our offer. We have applied to the British Columbia Securities Commission for an order terminating the effect of the Poison Pill, and that application is being heard by the Commission today.

Although we believe the “voting” process mandated by Lions Gate’s board of directors is unfair, we nevertheless urge you – whether or not you intend to tender your shares into our offer – to VOTE AGAINST THE POISON PILL!

The Icahn Group’s offer to purchase up to all of the outstanding common shares of Lions Gate for $7.00 per share in cash is open for acceptance until 8:00 p.m., New York City time, on April 30, 2010, unless extended or withdrawn. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase dated March 1, 2010, as amended by the Notice of Variation and Extension dated March 19, 2010 and the Notice of Variation and Change in Information dated April 16, 2010.

[3]	Permission to use this quote was neither sought nor obtained (emphasis added).

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED BY THE NOTICE OF VARIATION AND EXTENSION DATED MARCH 19, 2010 AND THE NOTICE OF VARIATION AND CHANGE IN INFORMATION DATED APRIL 16, 2010 THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE, THE NOTICE OF VARIATION AND EXTENSION AND THE NOTICE OF VARIATION AND CHANGE IN INFORMATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE NOTICE OF VARIATION AND EXTENSION, THE NOTICE OF VARIATION AND CHANGE IN INFORMATION AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

ON APRIL 20, 2010, CARL C. ICAHN AND HIS AFFILIATES FILED A DEFINITIVE PROXY STATEMENT WITH THE SEC RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) AT ITS SPECIAL MEETING OF SHAREHOLDERS SCHEDULED FOR MAY 4, 2010. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS THEREIN. THE DEFINITIVE PROXY STATEMENT WAS MAILED TO SHAREHOLDERS OF LIONS GATE AND IS AVAILABLE AT NO CHARGE AT WWW.DFKING.COM/LIONSGATE, AT THE SEC’S WEB SITE AT WWW.SEC.GOV, AND ON SEDAR AT WWW.SEDAR.COM, OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT 1-800-290-6427.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY

CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.